EXHIBIT 5

                                 August 14, 2000

Danaher Corporation
1250 24th Street, N.W., Suite 800
Washington, D.C. 20037

         Re:  Non-Qualified Stock Option Agreement

Ladies and Gentlemen:

     We have acted as counsel to Danaher Corporation, a Delaware corporation (the "Corporation"), in connection with the preparation by Danaher of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of 784,025 shares of Common Stock, $.01 par value per share (the "Shares") of the Corporation issued under the Non-Qualified Stock Option Agreement between George M. Sherman and the Corporation dated February 7, 1990 (the "Plan").

          For purposes of this opinion, we have examined copies of the following documents:

         1.    An executed copy of the Form S-8;

         2. A copy of the Plan, as certified on August 14, 2000 by the Secretary of Danaher as then being complete, accurate and in effect;

         3. A copy of the Certificate of Incorporation, as amended, as certified on August 14, 2000 by the Secretary of Danaher as then being complete, accurate and in effect;

         4. A copy of the Bylaws of Danaher, as certified on August 14, 2000 by the Secretary of Danaher as then being complete, accurate and in effect;

         5.    A certificate of the Secretary of Danaher, dated August 14, 2000.

          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have assumed the accuracy of the foregoing certifications, on which we are relying, and have made no independent investigation thereof.

          This opinion is limited to the general corporate law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws or as to any matters of municipal law or the laws of any other local agencies within the state. We express no opinion whatsoever as to any other laws or regulations or as to laws relating to choice of law or conflicts of law principles.

          Based upon, subject to, and limited by the foregoing, we are of the opinion that the issuance of the Shares upon the exercise of options, if issued in accordance with the terms of the Plan, had been lawfully and duly authorized and were legally issued, fully paid, and non-assessable.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Form S-8 on August 14, 2000, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.
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          We hereby  consent to the filing of this  opinion as an exhibit to the
     Form S-8. We also consent to any and all references to our firm under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the Rules and Regulations of the Commission promulgated thereunder.

                                            Sincerely,

                                    WILMER, CUTLER & PICKERING

                                            By:  /s/ MARK A. DEWIRE___
                                                     Mark A. Dewire, A Partner